SUBSIDIARIES OF MARK SOLUTIONS, INC.

Name of Subsidiary                          Jurisdiction of Organization
------------------                          ----------------------------
MarkCare Medical Systems, Inc.                  Maryland

MarkCare Medical Systems, Limited          United Kingdom-England







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